                                                                      EXHIBIT 11

                     EVANS & SUTHERLAND COMPUTER CORPORATION
                         EARNINGS PER SHARE CALCULATION
                                    Unaudited
                     (In thousands except per share amounts)

                                                                Three Months Ended                   Nine Months Ended
                                                          --------------------------------     -------------------------------
                                                          September 26,    September 27,       September 26,    September 27,
                                                               1997             1996               1997             1996
                                                          ---------------  ---------------     --------------   --------------
Net earnings applicable to common stock                          $ 3,825          $ 3,286            $ 7,211          $ 5,534
                                                          ===============  ===============     ==============   ==============

Primary shares outstanding:

   Weighted average number of
    common shares outstanding                                      9,056            9,025              9,047            8,907

   Common equivalent shares outstanding                              541              232                430              299
                                                          ---------------  ---------------     --------------   --------------

   Weighted average common and
    common equivalent shares outstanding                           9,597            9,257              9,477            9,206
                                                          ===============  ===============     ==============   ==============


Fully diluted shares outstanding:

   Weighted average number of
    common shares outstanding                                      9,056            9,025              9,047            8,907

   Common equivalent shares outstanding                              675              270                675              329
                                                          ---------------  ---------------     --------------   --------------

   Weighted average common and
    common equivalent shares outstanding                           9,731            9,295              9,722            9,236
                                                          ===============  ===============     ==============   ==============


Primary net earnings per common and
 common equivalent share outstanding                              $ 0.40           $ 0.35             $ 0.76           $ 0.60
                                                          ===============  ===============     ==============   ==============

Fully diluted net earnings per common and
 common equivalent share outstanding                              $ 0.39           $ 0.35             $ 0.74           $ 0.60
                                                          ===============  ===============     ==============   ==============

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